UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2873391
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Wind River Way Alameda, CA 94588

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable

AMENDMENT NO. 1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on October 3, 2006, related to our Amended and Restated Rights Agreement, as set forth below.

Item 1.	Description of Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On June 4, 2009, Wind River Systems, Inc. (“Wind River”) announced that it entered into an Agreement and Plan of Merger, dated as of June 4, 2009 (the “Merger Agreement”), by and among Wind River, Intel Corporation, a Delaware corporation (“Parent”), and APC II Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), pursuant to which it is proposed that Purchaser make a cash tender offer to acquire all of the issued and outstanding shares of common stock of the Company (as may be amended from time to time, the “Offer”), to be followed by a merger of Purchaser with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions of the Merger Agreement.

Immediately prior to the execution of the Merger Agreement, American Stock Transfer and Trust Company (the “Rights Agent”), entered into the First Amendment (the “First Amendment”) to the Amended and Restated Rights Agreement between Wind River and the Rights Agent dated as of September 29, 2006 (the “Amended Rights Agreement”), which amends and restates the Rights Agreement between Wind River and the Rights Agent dated as of October 22, 1999. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Amended Rights Agreement, as amended.

The First Amendment provides that none of (i) the adoption, approval, execution or delivery of the Merger Agreement and the Tender and Support Agreement by and between Wind River and certain of its stockholders (the “Stockholders”) (the “Stockholder Agreement”), (ii) the public announcement of such adoption, approval, execution or delivery, (iii) the making of the Offer, (iv) the acceptance for payment or payment for Company Shares (as defined in the Merger Agreement) by Purchaser pursuant to the Offer, or (v) the consummation of the transactions specifically contemplated by the Merger Agreement and the Tender Agreement, each upon the terms and subject to the conditions of the Merger Agreement (the transactions described in clauses (i) through (v) together with any related transaction, the “Exempted Transactions”), will trigger the separation or exercise of the Rights or any adverse event under the Amended Rights Agreement. In particular, none of Parent, Purchaser, Stockholders, nor any of their respective Affiliates or Associates, shall be deemed to be an Acquiring Person or a Beneficial Owner, and none of a Distribution Date, a Shares Acquisition Date, or a Transaction shall be deemed to have occurred, in each case by virtue of or as a result of any Exempted Transaction.

The foregoing descriptions of the First Amendment and the Amended Rights Agreement do not purport to be complete and are qualified in their respective entireties by reference to the full text of the First Amendment, which is attached hereto as Exhibit 4.2, and incorporated herein by reference, and the Amended Rights Agreement, which is attached as Exhibit 4.1 to the Form 8-K filed on October 3, 2006, and incorporated herein by reference.

Item 2.	Exhibits

Exhibit No.	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Wind River Systems, Inc., as amended.

3.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.1(3)	Amended and Restated Rights Agreement, dated as of September 29, 2006, between Wind River Systems, Inc. and American Stock Transfer and Trust Company, as Rights Agent.

4.2	First Amendment to Amended and Restated Rights Agreement, dated as of June 4, 2009, between Wind River Systems, Inc. and American Stock Transfer and Trust Company, as Rights Agent.

(1)	Incorporated herein by reference to Exhibits 3.1(a)-(d) to Wind River’s Form 10-Q filed on December 15, 2000.
(2)	Incorporated herein by reference to Exhibit 4.1 to Wind River’s Form 8-K filed on November 4, 1999.
(3)	Incorporated herein by reference to Exhibit 4.1 to Wind River’s Form 8-K filed on October 3, 2006.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 4, 2009	WIND RIVER SYSTEMS, INC.

	By:	/s/ Ian Halifax
Ian Halifax
Senior Vice President Finance and Administration, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Wind River Systems, Inc., as amended.

3.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.1(3)	Amended and Restated Rights Agreement, dated as of September 29, 2006, between Wind River Systems, Inc. and American Stock Transfer and Trust Company, as Rights Agent.

4.2	First Amendment to Amended and Restated Rights Agreement, dated as of June 4, 2009, between Wind River Systems, Inc. and American Stock Transfer and Trust Company, as Rights Agent.

(1)	Incorporated herein by reference to Exhibits 3.1(a)-(d) to Wind River’s Form 10-Q filed on December 15, 2000.
(2)	Incorporated herein by reference to Exhibit 4.1 to Wind River’s Form 8-K filed on November 4, 1999.
(3)	Incorporated herein by reference to Exhibit 4.1 to Wind River’s Form 8-K filed on October 3, 2006.